Nash Finch Reports First Quarter 2009 Results
New Customer Additions and Recent Acquisition Fuel Growth
     MINNEAPOLIS (May 4, 2009) — Nash Finch Company (NASDAQ: NAFC), a Fortune 500 Company and one of the leading food distribution companies in the United States, today announced financial results for the twelve weeks (first quarter) ended March 28, 2009.
Financial Results
     Total company sales for the first quarter 2009 were $1.14 billion compared to $1.00 billion in the prior-year quarter, an increase of 13.5%. Excluding the impact of the sales increase of $111.8 million attributable to the acquisition of three military distribution centers on January 31, 2009, total company sales increased 2.4% relative to last year. The first quarter was negatively impacted by the shift of Easter to the second quarter in 2009 from the first quarter in 2008 and created a sales variance in the first quarter of approximately $8.4 million, or 0.8%. Excluding the impact of the acquired distribution centers and the Easter shift, comparable sales increased 3.2%.
     Net earnings for the first quarter 2009 were $14.4 million, or $1.08 per diluted share, as compared to net earnings of $10.6 million, or $0.80 per diluted share, in the prior year quarter. Net earnings for the first quarter 2009 were favorably affected by several significant items totaling $6.2 million, or $0.46 per diluted share, compared to $2.8 million, or $0.21 per diluted share, in 2008. The significant items are detailed in the table below.
     Consolidated EBITDA1 for the first quarter 2009 was $29.2 million, or 2.6% of sales, as compared to $30.6 million, or 3.0% of sales, for the prior year quarter. The slight reduction in Consolidated EBITDA was largely attributable to higher than normal inflationary gains in our inventories last year, largely offset by improvements in our military segment and overhead expense reductions accomplished during the most recent quarter. As anticipated, total company Consolidated EBITDA margin was negatively impacted by approximately 0.2% of sales as compared to 2008 due to the results of the three acquired military distribution centers in the 2009 quarter which operate at a lower EBITDA margin rate than the Company’s historical average Consolidated EBITDA margin. Consolidated EBITDA is a non-GAAP financial
1 Consolidated EBITDA, and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.
     “The Company’s comparable sales increase of 3.2% in the first quarter reflects the stability of our three business segments despite the very challenging economic conditions that our country is facing,” said Alec Covington, President and CEO of Nash Finch. “The recent acquisition of three distribution centers previously operated by GSC Enterprises of Texas is already having a positive impact on our results. Integration plans are ahead of schedule and we are very pleased to have these facilities and associates as part of Nash Finch.”
     The following table identifies the significant items affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the first quarter 2009 and prior year results:

	1st Quarter	1st Quarter
(dollars in millions except per share amounts)	2009	2008

Significant credits (charges)
Reduction in customer bad debt reserves	$—	1.8
Promotional markdowns & closure costs of retail stores	—	(0.4)
Lease buyout payment	—	(1.4)
Acquisition costs & tax consulting fees	(0.9)	—
Gain on sale of intangible	—	0.3

Significant net credits (charges) impacting Consolidated EBITDA	(0.9)	0.3

Gain on acquisition of a business	6.7	—
Increase in share based compensation expense	(1.4)	—
Net reduction (increase) in lease reserves	(1.3)	2.6

Total significant net credits impacting earnings before tax	3.1	2.9

Income tax on significant net credits	(1.2)	(1.1)
Income tax effect on gain on acquisition of a business	2.7	—
Reversal of previously recorded income tax reserves and refunds	1.6	1.0

Total significant net credits impacting net earnings	$6.2	2.8

Diluted earnings per share impact	$0.46	0.21
Food Distribution Results

	1st Quarter	1st Quarter	%
(dollars in millions)	2009	2008	Change

Sales	$602.0	594.2	1.3%
Segment EBITDA[1]	$20.9	25.3	(17.2%)
Percentage of Sales	3.5%	4.3%
     The increase in the first quarter 2009 food distribution segment sales versus the comparable 2008 period was primarily attributable to new account gains. This was offset by the shift of Easter to the second quarter 2009 versus the first quarter in 2008 which resulted in a sales variance in the first quarter of approximately $7.1 million, or 1.2% to last year. Excluding the impact of the timing of the Easter holiday, food distribution sales increased 2.5% relative to last year.
     The food distribution segment EBITDA decreased by 17.2% in the first quarter 2009 compared to the same period last year. This decline is partially due to high inflation in the previous year resulting in higher than normal prior year gross margin performance. In addition, declines in commodity prices in the current year have also temporarily impacted gross margin performance.
Military Distribution Results

	1st Quarter	1st Quarter	%
(dollars in millions)	2009	2008	Change

Sales	$410.2	280.3	46.4%
Segment EBITDA[1]	$13.1	11.2	16.6%
Percentage of Sales	3.2%	4.0%
     The military segment sales increased 46.4% reflecting the impact of the acquisition of three military distribution centers on January 31, 2009 and continued positive organic growth of the pre-exiting business. Adjusting for the sales impact of these three distribution centers of $111.8 million, military sales increased 6.5% in the first quarter primarily due to stronger domestic sales activity.
     The military segment EBITDA increased by 16.6% in the first quarter 2009 compared to the prior year period. The military EBITDA margin as a percentage of sales was 3.2% in the first quarter 2009 as compared to 4.0% in the prior year and included acquisition transaction costs of $0.5 million, or 0.1% of sales. In addition, the military segment EBITDA margin was negatively impacted by approximately 0.7% of sales as compared to 2008 due to the results of the three newly acquired distribution centers which operate at a lower EBITDA margin than the rest of our military business.
     “We have long since realized the growth potential of our military segment, and it is clear that our customers are pleased with our decision to continue to invest in this area of our business”, said Covington. “We remain optimistic about the future growth and expansion possibilities that we believe are possible as a result of the addition of the newly acquired distribution centers to our pre-existing network.”
Retail Results

	1st Quarter	1st Quarter	%
(dollars in millions)	2009	2008	Change

Sales	$128.1	130.4	(1.8%)
Segment EBITDA[1]	$5.7	6.6	(13.7%)
Percentage of Sales	4.5%	5.1%
     The retail segment sales decrease in the first quarter comparison is primarily attributable to a decline in same store sales of 2.3% in the first quarter 2009 when compared to the same period in 2008. However, same store sales were negatively impacted by approximately $1.3 million, or 1.0%, due to the shift of Easter to the second quarter in 2009 from the first quarter in 2008. Excluding the impact of this holiday shift, same store sales would have declined 1.3% to last year.
     The retail segment EBITDA comparisons for the quarter were down partially due to costs incurred relative to certain non-capitalizable store pre-opening costs. In addition, the 2008 quarter benefited by $0.3 million, or 0.2% of sales, due to a gain realized on the sale of an intangible asset.
     In summary, Consolidated EBITDA decreased $1.4 million for the first quarter to $29.2 million for the current year compared to $30.6 million for the prior year. This was due to decreases of $4.4 million and $0.9 million in the food distribution and retail segments, respectively, which were partially offset by an increase of $1.9 million in the military segment EBITDA and expense reductions of $2.1 million in unallocated corporate administrative and marketing expenses.
     “During the first quarter we announced the implementation of a number of cost containment measures across the Company and we are proceeding with our strategic initiatives which are aimed at growing sales and increasing operational efficiencies,” said Mr. Covington. “We are delaying some of our 2009 capital expenditures to ensure we are able to reduce our debt levels in line with our forecast for the remainder of the year. As we have done in the past, we will continue to demonstrate prudent balance sheet management with a strong bias toward maintaining plenty of liquidity.”
Financial Target Progress
     Substantial improvement on our key financial targets has been achieved to date since the targets were announced as part of the Company’s strategic plan in November 2006. In particular, Consolidated EBITDA margin improved from 2.2% to 2.6% of sales and the debt leverage ratio has improved from 3.11x to 2.46x from Fiscal 2006 to the first quarter 2009. The ratio of free cash flow to net assets has increased from 8.7% in Fiscal 2006 to 10.2% in the first quarter 2009. Finally, the organic revenue growth metric has also improved as we implemented initiatives associated with our strategic plan.
     The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

	Long-term		1st Quarter		Fiscal		Fiscal		Fiscal
Financial Targets	Target		2009		2008		2007		2006

Organic Revenue Growth	2.0%		1.7%		3.1%		(2.1%)		(2.9%)
Consolidated EBITDA Margin	4.0%		2.6%		3.1%		2.8%		2.2%
Trailing Four Quarter Free Cash Flow2 / Net Assets			10.2%		12.0%		9.2%		8.7%
Trailing Four Quarter Free Cash Flow2 / Net Assets Excluding Impact of Strategic Projects	10.0%		11.9%		14.0%		9.7%
Total Leverage Ratio (Total Debt / Trailing Four Quarter Consolidated EBITDA)	2.5 - 3.0	x	2.46	x	1.75	x	2.20	x	3.11	x

[2]	Defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters.
Liquidity
     Total debt at the end of the first quarter of 2009 increased by $98.5 million to $350.5 million primarily due to the acquisition of the three former GSC military distribution centers. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the first quarter 2009 was 2.46x. Availability on the Company’s revolving credit facility at the end of the quarter was $135.2 million.
Acquisition Update
     As previously reported, on January 31, 2009, the Company completed the purchase from GSC Enterprises, Inc. of substantially all of the assets relating to three wholesale food distribution centers located in San Antonio, Texas, Pensacola, Florida and Junction City, Kansas serving military commissaries and exchanges. The Company also assumed certain trade payables, accrued expenses and receivables associated with the assets being acquired. The aggregate purchase price paid was $78.1 million in cash. The Company recorded a $6.7 million gain (net of tax) on acquisition as a result of the aggregate purchase price being lower than the fair value of the net assets we acquired.
Change in Accounting Principle
     Effective January 4, 2009, the Company adopted the provisions of FASB Staff Position APB 14-1, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” (APB 14-1), which impacts the accounting associated with our senior convertible notes and requires recognition and restatement of all previous periods prior to adoption. APB 14-1 requires us to recognize non-cash interest expense based on the market rate for similar debt instruments without the conversion feature. Additional non-cash interest expense recognized in the first quarter 2009 and 2008 was $1.1 million and $1.0 million, respectively. Please see our first quarter Form 10-Q for more detailed information.
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     A conference call to review the first quarter 2009 results is scheduled for at 8 a.m. CT (9 a.m. ET) on May 4, 2009. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”
     Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Market® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
     This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933,

as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, “ “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:
•	the effect of competition on our food distribution, military and retail businesses;
•	general sensitivity to economic conditions, including the uncertainty related to the current recession in the U.S. and worldwide economic slowdown; recent disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;
•	macroeconomic and geopolitical events affecting commerce generally;
•	changes in consumer buying and spending patterns;
•	our ability to identify and execute plans to expand our food distribution, military and retail operations;
•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;
•	our ability to identify and execute plans to improve the competitive position of our retail operations;
•	the success or failure of strategic plans, new business ventures or initiatives;
•	our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;
•	changes in credit risk from financial accommodations extended to new or existing customers;
•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;
•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;
•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;
•	failure of our internal control over financial reporting;
•	changes in accounting standards;
•	technology failures that may have a material adverse effect on our business;
•	severe weather and natural disasters that may impact our supply chain;
•	unionization of a significant portion of our workforce;
•	changes in health care, pension and wage costs and labor relations issues;
•	costs related to multi-employer pension plan;
•	product liability claims, including claims concerning food and prepared food products;
•	threats or potential threats to security; and
•	unanticipated problems with product procurement.
     A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).
Contact: Bob Dimond, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Twelve
	Weeks Ended
	March 28	March 22
	2009	2008
Sales	$1,140,320	1,004,852
Cost of sales	1,045,201	912,238

Gross profit	95,119	92,614

Other costs and expenses:
Selling, general and administrative	69,636	61,184
Gain on acquisition of a business	(6,682)	—
Depreciation and amortization	9,335	9,032
Interest expense	5,304	6,117

Total other costs and expenses	77,593	76,333

Earnings before income taxes	17,526	16,281

Income tax expense	3,106	5,665

Net earnings	$14,420	10,616

Net earnings per share:

Basic	$1.11	0.82
Diluted	$1.08	0.80

Declared dividends per common share	$0.180	0.180

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,966	13,007
Diluted	13,331	13,295

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	03/28/2009	01/03/2009
Assets
Current assets:
Cash and cash equivalents	$842	824
Accounts and notes receivable, net	244,741	185,943
Inventories	327,538	261,491
Prepaid expenses and other	15,859	13,909
Deferred tax assets	6,644	5,784

Total current assets	595,624	467,951

Notes receivable, net	26,145	28,353

Property, plant and equipment:	621,569	590,894
Less accumulated depreciation and amortization	(400,680)	(392,807)

Net property, plant and equipment	220,889	198,087

Goodwill	218,414	218,414
Customer contracts and relationships, net	23,968	24,762
Investment in direct financing leases	3,340	3,388
Other assets	14,438	11,591

Total assets	$1,102,818	952,546

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$4,108	4,032
Accounts payable	265,444	220,610
Accrued expenses	57,091	73,087

Total current liabilities	326,643	297,729

Long-term debt	322,064	222,774
Capitalized lease obligations	24,364	25,252
Deferred tax liability, net	26,865	22,232
Other liabilities	38,420	35,539
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value. Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 13,665 and 13,665 shares respectively	22,776	22,776
Additional paid-in capital	101,431	98,048
Common stock held in trust	(2,243)	(2,243)
Deferred compensation obligations	2,243	2,243
Accumulated other comprehensive income	(10,854)	(10,876)
Retained earnings	280,599	268,562
Treasury stock at cost, 848 and 848 shares, respectively	(29,490)	(29,490)

Total stockholders’ equity	364,462	349,020

Total liabilities and stockholders’ equity	$1,102,818	952,546

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Twelve
	Weeks Ended
	March 28	March 22
	2009	2008
Operating activities:
Net earnings	$14,420	10,616
Adjustments to reconcile net earnings to net cash provided by operating activities:

Gain on acquisition of a business	(6,682)	—
Depreciation and amortization	9,335	9,032
Amortization of deferred financing costs	372	255
Non-cash convertible debt interest	1,105	1,016
Amortization of rebateable loans	1,322	710
Provision for bad debts	434	(1,336)
Provision for lease reserves	1,066	(2,094)
Deferred income tax expense	(499)	4,125
Gain on sale of real estate and other	(16)	(70)
LIFO charge	—	1,134
Asset impairments	—	395
Share-based compensation	3,307	1,943
Deferred compensation	79	84
Other	—	470
Changes in operating assets and liabilities:
Accounts and notes receivable	3,392	(8)
Inventories	(23,986)	(23,829)
Prepaid expenses	(3,049)	687
Accounts payable	7,130	5,822
Accrued expenses	(17,465)	(10,623)
Income taxes payable	1,311	3,923
Other assets and liabilities	875	(2,953)

Net cash used by operating activities	(7,549)	(701)

Investing activities:
Disposal of property, plant and equipment	33	102
Additions to property, plant and equipment	(877)	(2,774)
Business acquired, net of cash	(78,056)	—
Loans to customers	(1,000)	(5,102)
Payments from customers on loans	596	259
Other	810	(113)

Net cash used in investing activities	(78,494)	(7,628)

Financing activities:
Proceeds of revolving debt	98,200	23,100
Dividends paid	—	(2,324)
Purchase of common stock	—	(11,860)
Payments of long-term debt	(14)	(19)
Payments of capitalized lease obligations	(813)	(1,188)
Increase (decrease) in bank overdraft	(8,606)	672
Payments of deferred financing costs	(2,706)	—
Other	—	239

Net cash provided by financing activities	86,061	8,620

Net increase in cash and cash equivalents	18	291
Cash and cash equivalents:
Beginning of year	824	862

End of period	$842	1,153

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	Twelve	Twelve
	Weeks Ended	Weeks Ended
	March 28	March 22
Other Data (In thousands)	2009	2008
Total debt	$350,536	305,908
Stockholders’ equity	$364,462	333,210
Capitalization	$714,998	639,118
Debt to total capitalization	49.0%	47.9%

Non-GAAP Data
Consolidated EBITDA (a)	$29,239	30,624
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (b)	2.46	2.28

Comparable GAAP Data
Debt to earnings before income taxes (b)	6.37	5.03

(a)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary courseof business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cashpayments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be consideredan alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

(b)	Leverage ratio is defined as the Company’s total debt at March 28, 2009 and March 22, 2008, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2009

	2008	2008	2008	2009	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Earnings from continuing operations before income taxes	$13,838	13,029	10,643	17,526	55,036
Add/(deduct)
LIFO	2,397	8,360	7,849	—	18,606
Depreciation and amortization	8,703	11,643	9,051	9,335	38,732
Interest expense	6,759	7,556	6,034	5,304	25,653
Closed store lease costs	99	480	(317)	1,066	1,328
Asset Impairment	401	694	1,065	—	2,160
Stock Compensation	2,022	3,013	1,814	3,307	10,156
Gain on acquisition of a business	—	—	—	(6,682)	(6,682)
Subsequent cash payments on non-cash charges	(612)	(787)	(635)	(617)	(2,651)

Total Consolidated EBITDA	$33,607	43,988	35,504	29,239	142,338

	2008	2008	2008	2009	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Segment Consolidated EBITDA
Food Distribution	$24,975	32,814	26,568	20,930	105,287
Military	11,554	15,678	12,698	13,099	53,029
Retail	7,003	9,443	8,291	5,734	30,471
Unallocated Corporate Overhead	(9,925)	(13,947)	(12,053)	(10,524)	(46,449)

	$33,607	43,988	35,504	29,239	142,338

	2008	2008	2008	2009	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Segment profit
Food Distribution	$22,885	30,028	24,422	18,832	96,167
Military	11,091	15,072	12,200	12,036	50,399
Retail	4,774	6,326	5,692	3,328	20,120
Unallocated Corporate Overhead	(24,912)	(38,397)	(31,671)	(16,670)	(111,650)

	$13,838	13,029	10,643	17,526	55,036

FY 2008

	2007	2007	2007	2008	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Earnings from continuing operations before income taxes	$16,275	16,851	11,416	16,281	60,823
Add/(deduct)
LIFO	807	1,077	2,399	1,134	5,417
Depreciation and amortization	8,901	11,902	8,997	9,032	38,832
Interest expense	6,700	8,334	6,447	6,117	27,598
Special Charge	(1,282)	—	—	—	(1,282)
Closed store lease costs	825	614	—	(2,094)	(655)
Asset Impairment	275	640	87	395	1,397
Stock Compensation	1,584	1,632	3,614	1,943	8,773
Gains on sale of real estate	(147)	—	(1,720)	—	(1,867)
Subsequent cash payments on non-cash charges	(663)	(918)	(1,011)	(2,184)	(4,776)

Total Consolidated EBITDA	$33,275	40,132	30,229	30,624	134,260

	2007	2007	2007	2008	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Segment Consolidated EBITDA
Food Distribution	$23,715	31,750	26,143	25,270	106,878
Military	10,602	13,000	10,545	11,234	45,381
Retail	8,857	7,905	4,000	6,645	27,407
Unallocated Corporate Overhead	(9,899)	(12,523)	(10,459)	(12,525)	(45,406)

	$33,275	40,132	30,229	30,624	134,260

	2007	2007	2007	2008	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Segment profit
Food Distribution	$21,343	28,601	23,796	22,940	96,680
Military	10,170	12,406	10,067	10,762	43,405
Retail	6,818	5,096	1,902	4,543	18,359
Unallocated Corporate Overhead	(22,056)	(29,252)	(24,349)	(21,964)	(97,621)

	$16,275	16,851	11,416	16,281	60,823